EXHIBIT 5


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                                  HART & TRINEN
                               1624 Washington St.
                                Denver, CO 80203
                                 (303) 839-0061



                                  March 3, 2006
Energas Resources, Inc.
800 N.E. 63rd St.
Oklahoma City, OK 73105

      This letter will constitute an opinion upon the legality of the sale by certain shareholders Energas Resources, Inc., a Delaware corporation, of up to 3,206,572 shares of common stock, all as referred to in the Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission.

      We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Delaware, and a copy of the Registration Statement. In our opinion, the Company has duly authorized the issuance of the shares of stock mentioned above and, when sold in accordance with the terms and conditions set out in the Registration Statement, such shares of common stock, will be legally issued, fully paid and non-assessable.

                                  Very truly yours,

                                  HART & TRINEN, L.L.P.



                                  /s/ William T. Hart
                                  -------------------------------------
                                  William T. Hart